Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

CRYOLIFE, INC.

Articles of Restatement

1.The name of the corporation is CRYOLIFE, INC.

2.Restated Articles of Incorporation: This Amendment and Restatement of the Articles of Incorporation does not contain an amendment to the Articles requiring shareholder approval.  The Board of Directors adopted these Amended and Restated Articles of Incorporation on November 17, 2015.

3.The text of the Amended and Restated Articles of Incorporation is as follows:

ARTICLE I

NAME

The name of this corporation shall be CRYOLIFE, INC.

ARTICLE II

EXISTENCE OF CORPORATION

This corporation shall have perpetual existence.

ARTICLE III

PURPOSES

The corporation may engage in the transaction of any or all lawful business for which corporations may be incorporated under the laws of the State of Florida.

ARTICLE IV

GENERAL POWERS

The corporation shall have power:

(a) To purchase, take, receive, lease, or otherwise acquire, own, hold, improve, use, or otherwise deal in and with real or personal property or any interest therein, wherever situated.

(b) To sell, convey, mortgage, pledge, create a security interest in, lease, exchange, transfer, and otherwise dispose of all or part of its property and assets.

(c)To lend money to, and use its credit to assist its officers and employees in accordance with Section 607.141, Florida Statutes (2015).

(d)To purchase, take, receive, subscribe for, or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in, or obligations of, other domestic or foreign corporations, associations, partnerships, or individuals, or direct or indirect obligations of the United States or of any other government, state, territory, governmental district, or municipality or of any instrumentality thereof.

(e)To make contracts and guarantees and incur liabilities, borrow money at such rates of interest as the corporation may determine, issue its notes, bonds, and other obligations, and secure any of its obligations by mortgage or pledge of all or any of its property, franchise, and income.

(f)To lend money for its corporate purposes, invest and reinvest its funds, and take and hold real and personal property as security for the payment of funds so loaned or invested.

(g)To conduct its business, carry on its operations, and have offices and exercise the powers granted by the State of Florida, within or without the state.

(h)To elect or appoint officers and agents of the corporation and define their duties and fix their compensation.

(i)To make and alter by-laws, not inconsistent with the laws of the State of Florida, for the administration and regulation of the affairs of the corporation.

(j)To make donations for the public welfare or for charitable, scientific or educational purposes.

(k)To transact any lawful business which the board of directors shall find will be in aid of governmental policy.

(I)To pay pensions and establish pension plans, profit sharing plans, stock bonus plans, stock option plans, and other incentive plans for any or all of its directors, officers, and employees and for any or all of the directors, officers, and employees of its subsidiaries.

(m)To be a promoter, incorporator, partner, member, associate, or manager of any corporation, partnership, joint venture, trust, or other enterprise.

(n) To have and exercise all powers necessary or convenient to affect its purposes.

ARTICLE V

CAPITAL STOCK

(a)(1)The number of shares of capital stock authorized to be issued by this corporation shall be Seventy Five Million (75,000,000) shares of common stock, each with a par value of One Cent ($0.01) and Five Million shares of preferred stock.  The shares may be divided into and issued in series.

(a)(2)Pursuant to Section 607.0602 of the Florida Statutes, the Board of Directors is expressly authorized and empowered to divide any or all of the shares of preferred stock into series and, within the limitations set forth in Section 607.0602 of the Florida Statutes, to fix and determine the relative rights and preferences of the shares of any series so established.  The Board of Directors is expressly authorized to designate each series of preferred stock so as to distinguish the shares thereof from the shares of all other series and classes.

(a)(3)Each share of issued and outstanding common stock shall entitle the holder thereof to one (1) vote on each matter with respect to which shareholders have the right to vote, to fully participate in all shareholder meetings, and to share ratably in the net assets of the corporation upon liquidation and/or dissolution. Each share of issued and outstanding preferred stock shall have such rights to share in the net assets of the corporation upon liquidation and/or dissolution as are determined and fixed by the Board of Directors pursuant to Florida Statutes Section 607.0602.  All or any part of said capital stock may be paid for in cash, in property or in labor or services at a fair valuation to be fixed by the Board of Directors at a meeting called for such purposes.  All stock upon receipt of full payment shall be non-assessable.

(b)In the election of directors of this corporation, there shall be no cumulative voting of the stock entitled to vote at such election.

ARTICLE VI

AMENDMENT OF ARTICLES OF INCORPORATION

The corporation reserves the right to amend, alter, change or repeal any provisions contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are subject to this reservation.

ARTICLE VII

INDEMNIFICATION

If in the judgment of the majority of the entire Board of Directors (excluding from such majority and director under consideration for indemnification), the criteria set forth in Section 607.0850(1) and (2), Florida Statutes, have been met, then the corporation shall indemnify any officer or director, or former officer or director, his personal representatives, devisees or heirs, in the manner and to the extent contemplated by the said Section 607.0850(1) and (2).

ARTICLES VIII

SHAREHOLDERS PROHIBITED FROM TAKING

ACTION WITHOUT A MEETING

The shareholders may not take action by written consent.  Any and all action by a shareholder is required to be taken at the annual shareholders meeting or at a special shareholders meeting.  This provision applies to common stock and all classes of preferred stock.

ARTICLE IX

SPECIAL MEETINGS OF SHAREHOLDERS

Special meetings of the shareholders for any purpose may be called at the request in writing of shareholders owning not less than 50% of all votes entitled to be cast on any issue proposed to be considered at the proposed meeting by delivering one or more written demands for the meeting which are signed, dated and delivered to the Secretary of the Company and describing the purposes for which the meeting is to be held.

4.These Amended and Restated Articles of Incorporation supersede the original Articles of Incorporation and all previous amendments thereto.

IN WITNESS WHEREOF, these Amended and Restated Articles of Incorporation have been executed as of the ___ day of __________, 2015.

J. Patrick Mackin

Chairman of the Board, President,

and Chief Executive Officer